UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2016

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

Marriott International, Inc. (“Marriott”) held a special meeting of stockholders on April 8, 2016 to consider certain matters relating to the Agreement and Plan of Merger, dated as of November 15, 2015, by and among Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”), Marriott, Solar Merger Sub 1, Inc., a wholly owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a wholly owned direct subsidiary of Holdco, Mars Merger Sub, Inc., a wholly owned direct subsidiary of Marriott, and Mars Merger Sub, LLC, a wholly owned direct subsidiary of Marriott, as amended by Amendment Number 1, dated as of March 20, 2016 (the “merger agreement”).

Of the 254,579,935 shares of Class A common stock outstanding and entitled to vote as of the close of business on February 2, 2016, the record date for the special meeting (representing total voting power of 2,545,799,350 votes), 207,447,975 shares were present in person or represented by proxy at the meeting, or approximately 81.5% of the total outstanding shares of Marriott common stock, which was sufficient to constitute a quorum. The final results of voting for the only matter submitted to a vote of stockholders at the meeting are as follows:

Proposal 1 – Approval of Issuance of Marriott Common Stock

Marriott’s stockholders approved a proposal, in accordance with the NASDAQ Marketplace Rules, to issue shares of Marriott common stock to Starwood stockholders in the Combination Transactions (as such term is defined in the merger agreement). There were 2,026,677,030 votes FOR the Marriott stock issuance proposal, 11,780,700 votes AGAINST the Marriott stock issuance proposal, 36,022,020 abstentions and 0 broker non-votes.

Item 7.01.	Regulation FD Disclosure

On April 8, 2016 and in connection with the special meeting described above, Marriott and Starwood issued a joint press release announcing the results of Marriott’s special meeting of stockholders and Starwood’s special meeting of stockholders. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits

d) Exhibits. The following exhibit is furnished with this report.

99.1	Press Release, dated April 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: April 8, 2016	By:	/s/ Bancroft S. Gordon
Bancroft S. Gordon
Vice President, Assistant General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 8, 2016.